Exhibit 99.B(11)

Goodwin Procter LLP Counsellors at Law Exchange Place Boston, MA 02109	T: 617.570.1000 F: 617.523.1231 goodwinprocter.com

April 3, 2009

ING Variable Portfolios, Inc.

7337 E. Doubletree Ranch Road

Scottsdale, Arizona  85258

Re:	ING Variable Portfolios, Inc.
Registration Statement on Form N-14
File Nos. 333-05173, 811-07651

Ladies and Gentlemen:

As counsel to ING Variable Portfolios, Inc., a Maryland corporation (the “Company”), we have been asked to render our opinion with respect to the issuance of Class ADV, I, S, and S2 shares of stock of the Company (the “Shares”), par value $0.001 per share, representing interests in the ING Russell Large Cap Index Portfolio (the “Fund”), a series of the Company (the “Series”), to be issued in connection with (i) an Agreement and Plan of Reorganization by and between the Company, on behalf of the Fund, and ING Partners, Inc., a Maryland corporation, on behalf of its series, ING Neuberger Berman Partners Portfolio, dated as of March 27, 2009 (the “Neuberger Berman Agreement”) and (ii) an Agreement and Plan of Reorganization by and between the Company, on behalf of the Fund, and ING Investors Trust, a Massachusetts business trust, on behalf of its series, ING Oppenheimer Main Street Portfolio, dated as of March 27, 2009 (together with the Neuberger Berman Agreement, the “Agreements”), as more fully described in the prospectus and statement of additional information contained in the Company’s Registration Statement on Form N-14 (the “Registration Statement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below.  We have relied, without independent verification, on a certificate of the State of Maryland Department of Assessments and Taxation and, as to matters of fact material to the opinion set forth below, on a Certificate of the Secretary of the Company.  In addition, we have assumed that the number of Shares issued and outstanding at any time shall not exceed 100,000,000 for each of Class ADV, S, and S2 Shares and 300,000,000 for Class I Shares.  We also have assumed that the Shares will be issued in accordance with the terms and conditions set forth in the Agreements and in any event for not less than the par value per Share.

The opinion expressed below is limited to the Maryland General Corporation Law.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold, will be validly issued, fully paid and non-assessable by the Company.

We hereby consent to the filing of this opinion as Exhibit 11 to the Registration Statement and to the references to our firm as legal counsel for the Company in the Registration Statement.  This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Sincerely,

/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP